Exhibit 21

Subsidiaries (and Parent) of Green Endeavors, Ltd.

Nexia Holdings, Inc.

Green Endeavors, Ltd.

Landis Salons, Inc. (100% owned)	Newby Salons, LLC (100% owned)	Landis Salons II, Inc. (100% owned)